Exhibit 10.6

01 January 2022

Name : Ang Zhi Feng

NRIC: 860623-52-6077

Address : 23A-01, Residensi Gen No.89, Jalan Kuchai 3, 58200 Kuala Lumpur.

Dear Ang,

Special Incentive Agreement

As the Chief Financial Officer of VCI GLOBAL LIMITED, (hereinafter referred to as “the Company”), upon successful listing of the company, you are entitled to the special incentive as stated below:

1.	Listing Incentive

1.1	In the event where the Company is listed on the Nasdaq Stock Exchange or any other recognised stock exchange (the “Listing”), you will be entitled to incentives in the following scenarios:

1.1.1       Market Capitalisation

In the event of a successful Listing and a market capitalisation was achieved (the “Listing Market Capitalisation”), and the management team of the Company (the “Management Team”) shall successfully achieve a 10% (Ten Percent) increase in the Company’s Market Capitalisation (the “Market Capitalisation Minimum Requirement”), the Management Team shall collectively be entitled to 2.5% of any market capitalisation above the Market Capitalisation Minimum Requirement achieved by the Company, and the Chief Executive Officer of the Company shall individually be entitled to 2.5% of any market capitalisation above the Market Capitalisation Minimum Requirement achieved by the Company.

If the Company achieved a Listing Market Capitalisation of USD100,000,000 upon the Listing, and the Management Team managed to increase the Company’s market capitalisation to USD 500,000,000 in the first financial year end post Listing, the Management Team shall be deemed to have increased the Company’s market capitalisation by USD390,000,000. In this scenario, the Management Team will collectively be entitled to 2.5% of the USD390,000,000, which equates to USD9,750,000, and the Chief Executive Officer of the Company shall individually be entitled to 2.5% of the USD390,000,000, which equates to USD9,750,000.

Subsequently, if the Company achieved a market capitalisation of USD700,000,000 in the second financial year end post Listing, the Management shall be deemed to have increased the Company’s market capitalisation by USD150,000,000 and the Management Team will collectively be entitled to 2.5% of the USD150,000,000, which equates to USD3,750,000, and the Chief Executive Officer of the Company shall individually be entitled to 2.5% of the USD150,000,000, which equates to USD3,750,000.

1.1.2)       Earnings Before Interest, Taxes, Depreciation (EBITDA)

In the event of a successful Listing, and the Management Team shall successfully achieve a 10% (Ten Percent) increase in the Company’ EBITDA (the “EBITDA Minimum Requirement”), the Management Team shall collectively be entitled to 2.5% of any EBITDA above the EBITDA Minimum Requirement achieved by the Company, and the Chief Executive Officer of the Company shall individually be entitled to 2.5% of any EBITDA above the EBITDA Minimum Requirement achieved by the Company.

If the Company’s EBITDA upon Listing is USD10,000,000 and the Management Team managed to increase the Company’s EBITDA to USD30,000,000, the Management Team shall be deemed to have increased the Company’s EBITDA by USD19,000,000. In this scenario, the Management Team will collectively be entitled to 2.5% of the USD19,000,000, which equates to USD475,000, and the Chief Executive Officer of the Company shall individually be entitled to 2.5% of the USD19,000,000, which equates to USD475,000.

1.1.3)       Bonus Shares

In the event of the Listing, you will receive ordinary shares in the Company valued at USD 150,000 (United States Dollar One Hundred Fifty Thousand).

Subsequent to the year in which the Listing occurred, you will receive ordinary shares in the Company valued at USD 150,000 (United States Dollar One Hundred Fifty Thousand) annually.

1.2	The Management Team shall include the Chief Executive Office, the Chief Financial Officer, the Chief Operating Officer, the Deputy Chief Operating Officer, the Chief of Corporate Affairs and the Chief Technology Officer of the Company. The list of personnel which comprise the Management Team shall be at the discretion of the Company and may be subject to change from time to time.

2.	NON-COMPETITION

During your service with the Company, you will devote your full professional time and effort to the benefit of the Company and shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with the Company.

3.	CONFLICT OF INTEREST

You shall not, during the continuance of this contract, except with the knowledge and consent of the Company embark, engage, or interest yourself whether for reward or gratuitously in any activity which would interfere with the performance of your duties with this Company or which to your knowledge would constitute a conflict of interest with the business of this Company.

4.	COMPANY SECRECY

At all times during your service with the Company, you shall not divulge or disclose to any persons or corporate body, without the specific permission of the Company Directors, any company’s policy or secrets or any confidential or proprietary information entrusted to you or coming to your knowledge.

5.	COMPANY RULES

You shall be subjected to the company’s rules and regulations and HR policies & procedures as may be made known to you from time to time by Company.

6.	VARIATION CLAUSE

The Company reserves the right to add, amend, withdraw or revise any or all of the above terms and conditions by way of memo, email, digital communication, circular or any form of notification by company. Other terms and conditions of employment as stipulated in the Employee’s Handbook and in accordance with regulation, memo, circular or any notification by company.

7.	GOVERNING LAW

The terms as stipulated above shall be interpreted in accordance with the laws of Malaysia. In the event of any dispute, the parties shall submit to the exclusive jurisdiction of the Courts of Malaysia.

Upon Signing of this agreement, you agree to the clauses set forth.

Yours sincerely
Acting for HR	Witness By:

HR/Admin Executive	Executive Chairman

I, ………………………………………….., ( NRIC No:               ) hereby accept the above Terms & Conditions and agree to commence work as stipulated in this Letter of Offer/Appointment

Signature:

Date: